Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
 Mark A. Klionsky,
 Senior Vice President
 CoStar Group, Inc.
 (301) 280-3898
 mklionsky@costar.com

CoStar Group, Inc. Announces Second Quarter 2004 Results

CoStar Reports Strong Growth in Revenue, Earnings While Investing in
21-Market Expansion

Company’s Revenues in the Second Quarter Increase 18.5%,
Pro Forma Earnings Rise 131% Year over Year

BETHESDA, MD July 20, 2004—CoStar Group, Inc. (NASDAQ: CSGP) revenues increased 18.5% and pro forma earnings increased 131% in the second quarter of 2004 over the second quarter of 2003, the Company announced today. (Pro forma earnings is net income before purchase amortization included in cost of revenues and in operating expenses and the related income tax benefit.) The Company also reported GAAP-basis net income of $0.09 per share in the second quarter of 2004 compared to a GAAP-basis net loss of $(0.02) per share in the second quarter of 2003.

Year 2003-2004 Quarterly Results
($’s in millions, except per share data)

	2003				2004
	Q1	Q2	Q3	Q4	Q1	Q2
Revenues	$22.6	$23.2	$24.1	$25.3	$26.3	$27.5
EBITDA	2.4	2.9	3.7	4.2	4.5	4.6
Pro forma earnings	1.0	1.4	2.1	2.8	3.1	3.4
Pro forma earnings per share	0.06	0.09	0.13	0.16	0.17	0.18
Net income (loss)	(0.8)	(0.4)	0.3	1.0	1.5	1.7
Net income (loss) per share — diluted	(0.05)	(0.02)	0.02	0.06	0.08	0.09
Weighted average outstanding shares-diluted	15.8	15.9	16.5	17.8	18.7	18.8

Revenues for the second quarter of 2004 were $27.5 million, increasing sequentially by 4.5% for the second quarter of 2004 over the first quarter of 2004. CoStar has reported revenue increases in 24 consecutive quarters since its IPO.

“We have continued to produce strong revenue and earnings growth on the strength of our core product offerings while investing in and meeting the operational challenges of our 21-market expansion,” stated CoStar President & CEO Andrew C. Florance. “Our new technology has been in place for 18 months and is clearly becoming an industry utility. We have continued to reach new customers, and our renewal rates have continued to increase.”

The renewal rate for CoStar’s subscription services increased approximately seven percentage points to approximately 92% in the second quarter of 2004 compared to approximately 85% in the second quarter of 2003.

“We are making solid progress on our planned expansion into 21 new U.S. markets in 2004 and 2005,” Florance added. “We have collected information on and photographed over 27,000 properties since deploying our field research teams into these markets in May, and we added over 8,500 high-resolution images to our U.K. database in the second quarter of 2004.”

“In addition, we are beginning advance sales activity in a handful of U.S. markets that could open by the end of 2004,” Florance continued. “While we will not realize revenue from these customers until we deliver our service in these markets, we believe we can open some of these markets with enough monthly revenue from pre-sales to cover the monthly baseline operating costs of those markets.”

PeerMark and Scottish Property Network were acquired during the second quarter of 2004, but did not materially impact revenues or earnings in the quarter. “These strategic acquisitions are an integral part of CoStar’s expansion plans in the U.S. and U.K.,” Florance commented. “The acquisition of these strong, local information providers gives additional momentum to the aggressive organic expansion efforts under way, and could help us reach revenue and earnings goals on a faster timetable.”

For the quarter ended June 30, 2004, GAAP-basis net income increased to $1.7 million or $0.09 per share, compared to a net loss of $(367,000) or ($0.02) per share for the second quarter of 2003. Pro forma earnings improved to $3.4 million or $0.18 per share for the second quarter of 2004 compared to pro forma earnings of $1.5 million or $0.09 per share for the same quarter in 2003. EBITDA (earnings before interest, taxes, depreciation and amortization) increased 60.9% to $4.6 million for the second quarter of 2004 compared to EBITDA of $2.9 million for the second quarter of 2003.

As of June 30, 2004, the Company had $107.3 million in cash, cash equivalents, and short-term investments, a net increase of $2.7 million compared to March 31, 2004 after the acquisition of PeerMark and Scottish Property Network and capital investments in equipment and photography to support the Company’s 21-market expansion. This increase resulted from growing EBITDA, improved cash collections and $2.4 million of cash proceeds from stock option exercises of approximately 107,000 shares of common stock during the second quarter. The Company has no long-term debt.

“For the third quarter of 2004, we expect overall sequential quarterly revenue growth of approximately 4%, and pro forma earnings of approximately $0.20 per share,” stated Frank A. Carchedi, CoStar’s Chief Financial Officer. “Adjusting these pro forma amounts for purchase amortization and the related income tax benefit, which we expect to be consistent with the amounts for the second quarter of 2004, we expect diluted GAAP- basis net income of approximately $0.11 per share in the third quarter of 2004. In the third quarter, we expect continued investment in our expansion into 21 new U.S. markets and we plan to continue to focus on balancing that investment in long-term growth with expected earnings growth from existing operations.” Carchedi stated.

“We now expect pro forma earnings for 2004 to grow by approximately 90% compared to 2003 and expect pro forma earnings of approximately $0.75 to $0.77 per share for 2004,” Carchedi continued. “Adjusting these pro forma amounts for purchase amortization and the related income tax benefit which we expect to total approximately $6.5 million in 2004, the Company now expects diluted GAAP- basis net income of approximately $0.39 to $0.41 per share in 2004.”

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
Revenues	$27,456	$23,174	$53,734	$45,727
Cost of revenues	8,842	7,716	16,783	15,319

Gross margin	18,614	15,458	36,951	30,408

Operating expenses:
Selling and marketing	6,898	6,397	14,097	12,966
Software development	2,236	1,702	4,165	3,402
General and administrative	7,033	6,669	13,885	13,158
Purchase amortization	1,071	1,113	2,197	2,225

	17,238	15,881	34,344	31,751

Income (loss) from operations	1,376	(423)	2,607	(1,343)
Other income, net	286	56	524	133

Income (loss) before income taxes	1,662	(367)	3,131	(1,210)
Income tax expense	56	0	159	0
Income tax benefit	(130)	0	(245)	0

Net income (loss)	$1,736	$(367)	$3,217	$(1,210)

Net income (loss) per share — basic	$0.10	$(0.02)	$0.18	$(0.08)

Net income (loss) per share — diluted	$0.09	$(0.02)	$0.17	$(0.08)

Pro forma earnings	$3,354	$1,450	$6,467	$2,422

Pro forma earnings per share	$0.18	$0.09	$0.35	$0.15

Weighted average outstanding shares — basic	18,151	15,856	18,056	15,835

Weighted average outstanding shares — diluted	18,771	15,856	18,735	15,835

Reconciliation of Non-GAAP Financial Measures with Net Income (Loss)
Net income (loss)	$1,736	$(367)	$3,217	$(1,210)
Purchase amortization in cost of revenues	677	704	1,298	1,407
Purchase amortization in operating expenses	1,071	1,113	2,197	2,225
Income tax benefit	(130)	0	(245)	0

Pro forma earnings	$3,354	$1,450	$6,467	$2,422

Net income (loss)	$1,736	$(367)	$3,217	$(1,210)
Purchase amortization in cost of revenues	677	704	1,298	1,407
Purchase amortization in operating expenses	1,071	1,113	2,197	2,225
Depreciation and other amortization	1,475	1,464	3,045	2,920
Interest income, net	(286)	(56)	(524)	(134)
Income tax expense	56	0	159	0
Income tax benefit from purchase amortization	(130)	0	(245)	0

EBITDA	$4,599	$2,858	$9,147	$5,208

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$37,295	$35,643
Short-term investments	70,023	61,806
Accounts receivable, net	2,904	4,308
Prepaid and other current assets	2,778	1,981

Total current assets	113,000	103,738

Property and equipment, net	12,515	10,254
Intangible and other assets, net	71,369	68,941
Deposits	1,069	967

Total assets	$197,953	$183,900

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$11,755	$9,645
Deferred revenue	6,086	5,886

Total current liabilities	17,841	15,531

Deferred income taxes	3,306	0

Stockholders’ equity	176,806	168,369

Total liabilities and stockholders’ equity	$197,953	$183,900

Reconciliation of Non-GAAP Financial Measures with 2003-2004 Quarterly Results
(in millions)

	2003				2004
	Q1	Q2	Q3	Q4	Q1	Q2
Net income (loss)	$(0.8)	$(0.4)	$0.3	$1.0	$1.5	$1.7
Purchase amortization	1.8	1.8	1.8	1.8	1.7	1.8
Income tax benefit	—	—	—	—	(0.1)	(0.1)

Pro forma earnings	$1.0	$1.4	$2.1	$2.8	$3.1	$3.4

Net income (loss)	$(0.8)	$(0.4)	$0.3	$1.0	$1.5	$1.7
Purchase amortization	1.8	1.8	1.8	1.8	1.7	1.8
Depreciation and other amortization	1.5	1.6	1.5	1.5	1.5	1.4
Interest income, net	(0.1)	(0.1)	(0.1)	(0.2)	(0.2)	(0.3)
Income tax expense	—	—	0.2	0.1	0.1	0.1
Income tax benefit	—	—	—	—	(0.1)	(0.1)

EBITDA	$2.4	$2.9	$3.7	$4.2	$4.5	$4.6

Management will conduct a conference call to discuss earnings results for the quarter ended June 30, 2004, and the financial outlook for 2004 at 11:00 am ET, Wednesday, July 30, 2004. This conference call will be broadcast live over the Internet at www.costar.com/corporate/investor. If you would like to join by telephone, please call (800) 329-4405 within the United States or (706) 634-0964 outside the United States. A telephonic replay of the conference call will be available two hours after the live call concludes through midnight on July 30, 2004. The replay telephone number is (800) 642-1687 within the United States or (706) 645-9291 outside the United States. Refer to Conference ID 8570092. The replay will also be available over the Internet at www.costar.com/corporate/investor for a period of time following the call.

About CoStar Group, Inc.

CoStar Group, Inc., (NASDAQ: CSGP) is the leading provider of information services to commercial real estate professionals in the United States and the United Kingdom. CoStar’s suite of services offers customers access via the Internet to the most comprehensive database of commercial real estate information on over 55 markets in the United States and the United Kingdom. Based in Bethesda, MD, the company has approximately 900 employees in 38 offices throughout the United States and the United Kingdom, including the largest professional research organization in the industry.

This news release includes “forward-looking statements” including, without limitation, statements regarding CoStar’s expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar’s filings from time to time with the Securities and Exchange Commission, including CoStar’s Form 10-Q for the quarter ended March 31, 2004, under the heading “Risk Factors.” In addition to these statements, there can be no assurance that CoStar’s revenues will grow at the rates specified herein, that CoStar’s revenues for the third quarter of 2004 or the year ended 2004 will be as stated in this press release, that CoStar’s quarterly sequential growth rate for the third quarter of 2004 will be as stated in this press release, that CoStar’s pro forma earnings for the third quarter of 2004 or the year ending 2004 will be as stated in this press release, that CoStar’s GAAP-basis net income for the third quarter of 2004 or the year ending 2004 will be as stated in this press release, that CoStar’s estimated purchase amortization for the third quarter of 2004 or the year ending 2004 will be as stated in this press release, that CoStar’s renewal rates will continue to increase, that any new markets will open by the end of 2004, that our pre-sales revenues in new markets will cover our baseline operating costs, that acquisitions will help us reach revenue and earnings goals on a faster timetable, that we will have continued earnings from existing operations or that we will continue our expansion into 21 new markets in 2004. All forward-looking statements are based on information available to CoStar on the date hereof, and CoStar assumes no obligation to update such statements.